EXHIBIT 10.3

P.A.M. TRANSPORTATION SERVICES, INC.
INCENTIVE COMPENSATION PLAN
CALENDAR YEAR 2010

THIS IS THE INCENTIVE COMPENSATION PLAN of P.A.M. Transportation Services, Inc., a Delaware Corporation (the “Company”), under which a bonus may be granted to Daniel H. Cushman subject to the limitations, provisions and requirements hereinafter stated.  The Plan is as follows:

1.           ADMINISTRATION OF PLAN.  This Plan shall be administered by the Compensation Committee of the Company’s Board of Directors (the “Committee”).

2.           MECHANICS OF THE PLAN.  The Plan will award Mr. Cushman for profitability as measured by the Company’s operating ratio.  This Plan is an “annual plan” and incentive award shall be based on audited results of operations for January 1, 2010 through December 31, 2010.

“Annual Base Salary” multiplied by the “Bonus Percentage” per the attached Exhibit A.  However, no bonus shall be payable if the Company’s Consolidated Operating Ratio exceeds 99%.

(a)	Payment of Awards. Upon review and approval of the bonus calculation by the Committee, payments for the bonus that is awarded for the 2010 calendar year shall be made as follows:
i.	fifty percent (50%) of the bonus shall be paid on or before March 31, 2011;
ii.	twenty-five percent (25%) of the bonus shall be paid on or before March 31, 2012; and
iii.	twenty-five percent (25%) of the bonus shall be paid on or before March 31, 2013.

Dan H. Cushman must be an active or retired employee to receive payout.

(b)	Annual Base Salary. For purposes of calculating the bonus award hereunder, “Annual Base Salary” of Mr. Cushman shall mean the annual base salary as of December 31, 2010.

3.           NONASSIGNABILITY.  Mr. Cushman shall not have the right to assign or transfer any of his benefits or expected benefits under the Plan except by will or by the laws of descent and distribution.

4.           Annual Revenue and Expenses:  The calendar year 2010 revenues generated and expenses incurred by the Company as reported in the Company’s 2010 audited financial statement. Revenue shall not include interest income, other non-operating income or extraordinary items.  Expenses shall not include any bonuses expensed hereunder, interest expense or income taxes but shall include loss (gain) on sale of equipment.

Consolidated Operating Ratio: The calendar year expenses divided by calendar year revenue.

Percentage:  All percentages shall be determined to the nearest 1/100th.

This Plan has been adopted and approved at a meeting of the Board of Directors of the Company on the 13th day of July, 2009 and shall be effective for the calendar year 2010, unless otherwise amended by the Board of Directors.

This plan shall be limited to calendar year 2010 and any new plan for 2011 or beyond will require further board approval.

EXHIBIT A

P.A.M. TRANSPORTATION SERVICES, INC.
INCENTIVE COMPENSATION PLAN

CONSOLIDATED OPERATING RATIOS AND
CORRESPONDING BONUS PERCENTAGES
FOR 2010 CALENDAR YEAR

Consolidated Operating Ratio                                                           Bonus Percentage
99.0%                                                                                                20.0%
98.0%                                                                                                30.0%
97.0%                                                                                                40.0%
96.0%                                                                                                50.0%
95.0%                                                                                                60.0%
94.0%                                                                                                70.0%
93.0%                                                                                                80.0%
92.0%                                                                                                90.0%
91.0%                      or less                                                             100.0%